GLYKO BIOMEDICAL LTD.
                            Scotia Plaza, Suite 2100
                               40 King Street West
                                Toronto, Ontario
                                     M5H 3C2


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TAKE NOTICE THAT an Annual Meeting of Shareholders of GLYKO BIOMEDICAL LTD. will be held at Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3C2 on Thursday, the 24th day of June, 1999 at the hour of 8:30 o'clock in the morning (Local Time), for the following purposes:

1. To receive the Consolidated Financial Statements of the Corporation for the year ended December 31, 1998, together with the Report of the Auditors thereon and the Annual Report of the Directors;

2.       To elect Directors;

3. To appoint Auditors and authorize the Directors to fix their remuneration;

4. To transact such other business as properly may be brought before the Annual Meeting or any adjournment or adjournments thereof.

Shareholders who are unable to attend the Annual Meeting in person are requested to sign and return to the Corporation the enclosed form of proxy.

The Corporation's Consolidated Financial Statements for the year ended December 31, 1998 and the Report of the Auditors thereon to the Shareholders and the Annual Report of the Directors are enclosed herewith.


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The Board of  Directors  has fixed the close of  business on May 14, 1999 as the record date for the determination of Shareholders entitled to the Notice of Annual Meeting and any adjournment or adjournments thereof.

The Board of Directors has fixed 48 hours before the time of the Meeting (excluding Saturdays, Sundays and holidays) and any adjournments thereof as the time before which proxies to be used as acted upon at the Meeting or any adjournments thereof shall be deposited with the Corporation or its transfer agent.

DATED at Toronto this 7th day of May, 1999.


By order of the Board


/s/John C. Klock, M.D.
John C. Klock, M.D.
President, Chief Executive Officer
and Chief Financial Officer